Exhibit 10.2

AMENDMENT NO. 1 TO

NOTE PURCHASE AND GUARANTEE AGREEMENT

AMENDMENT NO. 1 TO NOTE PURCHASE AND GUARANTEE AGREEMENT, dated as of December 23, 2013 (this “Agreement”), is among GETTY REALTY CORP., a Maryland corporation (the “Company”), and each of its Subsidiaries party hereto (collectively, the “Subsidiary Guarantors”, together with the Company, the “Obligors”) and each of the holders of Notes (as defined below) (collectively, the “Noteholders”).

RECITALS:

A.	The Obligors and the Noteholders are parties to a certain Note Purchase and Guarantee Agreement, dated as of February 25, 2013 (as amended, restated or otherwise modified from time to time, the “Note Agreement”), pursuant to which the Company issued and sold to the Noteholders $100,000,000 aggregate principal amount of its 6.0% Guaranteed Senior Secured Notes due February 25, 2021 (as the same may be amended, restated or otherwise modified from time to time, collectively, the “Notes”).

B.	The Company has requested certain amendments to the Note Agreement and, subject to the terms and conditions of this Agreement, the Required Holders have agreed to such amendments.

AGREEMENT:

NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	DEFINITIONS.

Except as otherwise defined in this Agreement, capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Note Agreement.

2.	AMENDMENTS.

Subject to the satisfaction of the conditions set forth in Section 4 hereof, the Note Agreement is hereby amended, as of the Effective Date, as follows (the “Amendments”):

(a) The following definitions are hereby added to Schedule B of the Note Agreement:

“Cash Equivalents” means short-term investments in liquid accounts, such as money-market funds, bankers acceptances, certificates of deposit and commercial paper.

“Increased Net Debt to EBITDA” is defined in Section 10.1(e).

“Increased Net Debt to EBITDA Period” is defined in Section 10.1(e).

“Material Acquisition” means the acquisition of Properties that constitute Permitted Investments by the Company or any of its Subsidiaries in any 12-month period with an aggregate net purchase price equal to or in excess of $75,000,000.

“Net Asset Sale Proceeds” means the purchase price of any Property (or Properties) sold by Company or any of its Subsidiaries, less (a) any customary closing costs actually incurred by Company or such Subsidiary and (b) the principal amount of any purchase money mortgage loan made by Company in connection with such sale.

“Non-consolidated Affiliate” means an Affiliate of the Company, in which the Company, directly or indirectly through ownership of one or more intermediary entities, owns an Equity Interest but that is not required in accordance with GAAP to be consolidated with the Company for financial reporting purposes.

“Total Asset Value” means, as of any relevant date, the sum, without duplication, of (i) for Properties owned or leased for one full quarter or more, the quotient obtained by dividing (a) EBITDA for such Properties for the most recently concluded fiscal quarter multiplied by 4 by (b) the Cap Rate, (ii) for Properties owned or leased for less than one full quarter, the cost of such Properties, including the cost of capital expenditures actually incurred in connection with such Properties, (iii) Unrestricted Cash and Cash Equivalents of the Company and its consolidated Subsidiaries as of such date, (iv) investments in Non-consolidated Affiliates, valued at an amount equal to (a) EBITDA received by Company from such Non-consolidated Affiliates multiplied by 4, divided by (b) the Cap Rate, (v) investments in marketable securities, valued at the lower of “cost” or “market”, (vi) investments in land and development properties, valued at “cost” and (vi) the book value of notes and mortgages receivable.

“Unrestricted Cash and Cash Equivalents” means at any date of determination, the sum of: (a) the aggregate amount of unrestricted cash then held by the Company or any of its Subsidiaries (as set forth on the Company’s balance sheet for the most recently ended fiscal quarter), plus (b) the aggregate amount of unrestricted Cash Equivalents (valued at fair market value) then held by the Company or any of its Subsidiaries, plus (c) the aggregate amount of cash or Cash Equivalents in restricted 1031 accounts under the control of the Company. As used in this definition, “Unrestricted” means, with respect to any asset, the circumstance that such asset is not subject to any Liens or claims of any kind in favor of any Person.

(b) The definition of “Aggregate Debt” set forth in Schedule B of the Note Agreement is hereby deleted in its entirety and the following definition is hereby added to Schedule B in its appropriate alphabetical place as follows:

“Net Aggregate Debt” means, on any date of determination, (x) the aggregate amount of indebtedness outstanding under the Financing Documents and the Bank Loan Documents on such date, plus (y) all other Indebtedness incurred by Company and its Subsidiaries, including, without limitation, Capital Lease Obligations, that is outstanding on such date less (z) an amount of unrestricted cash held by the Company (as set forth on Company’s balance sheet for the most recently ended fiscal quarter), but expressly excluding any funds held by Company or its Subsidiaries in 1031 exchange intermediary accounts, not to exceed $25,000,000 in the aggregate for all such unrestricted cash.”

(c) The definition of “Debt to EBITDA Ratio” set forth in Schedule B of the Note Agreement is hereby deleted in its entirety and the following definition is hereby added to Schedule B in its appropriate alphabetical place, and each reference in the Note Agreement to “Debt to EBITDA Ratio” shall be replaced with the term “Net Debt to EBITDA Ratio”:

“Net Debt to EBITDA Ratio” means, as of any date of determination, the ratio of Net Aggregate Debt to EBITDA, as of the end of the most recently ended fiscal quarter.

(d) The definition of “EBITDA” set forth in Schedule B of the Credit Agreement is hereby deleted in its entirety and replaced with the following:

“EBITDA” means, on any date of determination, (x) (A) the consolidated net income of Company for the then most recently ended fiscal quarter, after deduction for environmental expenses (without duplication) and adjusted for straight-line rents and net amortization of above-market and below-market leases, and deferred financing leases, plus income taxes, interest expense, depreciation and amortization and calculated exclusive of any rent or other revenue that has been earned by Company or its Subsidiaries during such fiscal quarter but not yet actually paid to the Company or its Subsidiaries, unless otherwise set off from net income, plus (B) (i) one-time cash charges incurred during such fiscal quarter with respect to continued compliance by Company with the terms and conditions of the Financing Documents and Bank Loan Documents, including, without limitation, legal fees, (ii) non-cash impairments taken during such fiscal quarter, (iii) extraordinary and unusual bad-debt expenses incurred in such quarter, (iv) any costs incurred in such quarter in connection with the acquisition or disposition of Properties, (v) non-cash allowances for deferred rent receivable incurred in such quarter, (vi) losses on sales of operating real estate and marketable securities incurred during such fiscal quarter and (vii) any other extraordinary, non-recurring, expenses recorded during such fiscal quarter, including any settlements in connection with litigation and reserves recorded for environmental litigation, in each case, determined in accordance with GAAP, less (C) (i) extraordinary and unusual bad debt reversals recorded in such fiscal quarter (ii) gains on sales of operating real estate and marketable securities incurred during such fiscal quarter and (iii) any other extraordinary, non-recurring, cash income recorded during such fiscal quarter, in each case, determined in accordance with GAAP, multiplied by (y) four (4).

EBITDA will be calculated on a pro forma basis to take into account the impact of any Property acquisitions and/or dispositions made by the Company or its Subsidiaries during the most recently ended fiscal quarter, as well as any long-term leases signed during such fiscal quarter, as if such acquisitions, dispositions and/or lease signings occurred on the first day of such fiscal quarter.

(e) The definition of “Permitted Investments” set forth in Schedule B of the Note Agreement is hereby deleted in its entirety and replaced with the following:

“Permitted Investments” means, subject to the limitation set forth in Section 10.6 hereof:

(a) owning, leasing and operating gasoline station or convenience store properties, and related petroleum distribution terminals, and other retail real property and other related business activities, including the creation or acquisition of any interest in any Subsidiary (or entity that following such creation or acquisition would be a Subsidiary), for the purpose of owning, leasing and operating gasoline station or convenience store properties, and related petroleum distribution terminals, and other retail real property, and other related business activities;

(b) providing purchase money mortgages or other financing to Persons in connection with the sale of a Property, provided that the aggregate amount of such investments shall not exceed ten percent (10%) of the Total Asset Value;

(c) purchasing and owning loans (excluding loans described in clause (b) above) secured by mortgages or deeds of trust on real property, which real properties qualify as Permitted Investments pursuant to clause (a) above, provided that the aggregate amount of such investments shall not exceed ten percent (10%) of the Total Asset Value;

(d) investments in unimproved land, provided that the aggregate amount of all such investments in unimproved land shall not exceed five percent (5%) of the Total Asset Value;

(e) investments in marketable securities traded on the New York Stock Exchange (NYSE), the American Stock Exchange (AMEX) or NASDAQ (National Market System Issues only), provided that the aggregate amount of such investments shall not exceed five percent (5%) of the Total Asset Value;

(f) investments in Non-consolidated Affiliates (excluding marketable securities described in clause (e) above), provided that the aggregate amount of such investments shall not exceed five percent (5%) of the Total Asset Value; and

(g) investments in real property under development (i.e., a property which is being developed for which a certificate of occupancy has not been issued), provided that the aggregate amount of all such investments in development property shall not exceed five percent (5%) of the Total Asset Value.

For purposes of the foregoing, the amount of any investment at any time shall be deemed the book value of such investment.

(f) Section 10.1(e) of the Note Agreement is hereby deleted in its entirety and replaced with the following:

(e) Net Debt to EBITDA. Permit the Net Debt to EBITDA Ratio, as determined as of the end of each fiscal quarter, to be greater than 5.0:1.0; provided, however, for any fiscal quarter in which Company or any Subsidiary has made a Material Acquisition, the Net Debt to EBITDA Ratio shall be permitted to be not greater than 5.75:1.0 (the “Increased Net Debt to EBITDA”) as of the end of the fiscal quarter in which such Material Acquisition occurred and as of the end of the immediately succeeding fiscal quarter (such period, the “Increased Net Debt to EBITDA Period”); provided further, however, that Company shall not be permitted to avail itself of the Increased Net Debt to EBITDA requirement for the 12-month period immediately succeeding any Increased Net Debt to EBITDA Period.

(g) Section 10.5(a) of the Note Agreement is hereby amended by deleting the words “net asset sale proceeds” in lines 6-7 thereof and replacing the same with “Net Asset Sale Proceeds”.

(h) Section 10.6 of the Note Agreement is hereby deleted in its entirety and replaced with the following:

Section 10.6 Limitation on Investments, Loans and Advances. Except as otherwise expressly permitted in this Agreement, the Company will not, and will not permit any Subsidiary to, make any advance, loan, extension of credit or capital contribution to any Person, or purchase any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of, or otherwise make any investment in, any Person, or acquire or otherwise make any investment in any real property other than Permitted Investments, provided that the aggregate amount of all Permitted Investments described in clauses (b) through (g) of the definition thereof of the Company and its Subsidiaries shall not exceed twenty percent (20%) of the Total Asset Value.

3.	REPRESENTATIONS AND WARRANTIES OF THE OBLIGORS.

To induce the Required Holders to enter into this Agreement, and to consent to the Amendments, the Obligors represent and warrant that:

3.1. Organization; Power and Authority.

Each Obligor is a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, partnership or limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, except where the failure to be licensed or qualified could not reasonably be expected to have a Material Adverse Effect. Each Obligor has the necessary corporate, partnership or limited liability company power and authority to execute and deliver this Agreement and to perform the provisions hereof.

3.2. Authorization, etc.

This Agreement has been duly authorized by all necessary corporate, partnership or limited liability company action on the part of the Obligors and, if required, stockholder action, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement, the Note Agreement as amended hereby, and the other Finance Documents constitute legal, valid and binding obligations of the Obligors, enforceable in accordance with their terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3. No Conflicts.

The execution, delivery and performance by each Obligor of this Agreement and the other Financing Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to such Obligor, any of the organizational documents of such Obligor, or any order, judgment or decree of any court or other agency of government binding on such Obligor except to the extent such violations could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) violate, conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which such Issuer is a party or by which it or any of its properties is bound or to which it or any of its properties is subject except to the extent such violations, conflicts, breaches or defaults could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, or (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of such Obligor other than Permitted Encumbrances.

3.4. No Defaults.

No Default or Event of Default has occurred and is continuing, either before or after giving effect to the Amendments.

3.5. Governmental Authorizations, Etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained by any Obligor in connection with the execution, delivery or performance by such Obligor of this Agreement.

3.6. Effect of Amendments.

The Note Agreement as hereby amended shall continue in full force and effect.

3.7. No Credit Agreement Amendment Fee.

The Obligors have not paid, and will not directly or indirectly pay, any fee, remuneration or other consideration to or for the benefit of the Bank Agent or Bank Lenders in connection with the Bank Amendment (as defined below).

4.	CONDITIONS PRECEDENT.

The Amendments shall become effective as of the first date written above (the “Effective Date”) upon the satisfaction of the following conditions precedent:

4.1. Execution and Delivery of this Agreement.

All parties hereto shall have executed and delivered a counterpart of this Agreement.

4.2. Bank Amendment.

The Obligors shall have entered into an amendment to the Bank Credit Agreement with corresponding amendments to those provided herein (the “Bank Amendment”), in form and substance satisfactory to the Required Holders, and shall have provided an executed copy thereof to the Noteholders.

4.3. Costs and Expenses.

The Company shall have paid all reasonable out-of-pocket costs and expenses of the Noteholders relating to this Agreement due on the execution date hereof in accordance with Section 6.6 hereof (including, without limitation, any reasonable attorney’s fees and disbursements).

4.4. Representations and Warranties.

The representations and warranties set forth in Section 3 hereof shall be true and correct.

4.5. Proceedings Satisfactory.

The Noteholders and their special counsel shall have received copies of such documents and papers (whether or not specifically referred to above in this Section 4) as they may have reasonably requested prior to such date and such documents shall be in form and substance reasonably satisfactory to them.

5.	RELEASE.

In consideration of the agreements of the Noteholders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Obligor, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges each Noteholder and their respective successors and assigns, and their respective present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (the Noteholders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which any Obligor or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Agreement for or on account of, or in relation to, or in any way in connection with the Note Agreement or any of the other Financing Documents or transactions thereunder or related thereto.

Each Obligor understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

Each Obligor agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above. Each Obligor acknowledges and agrees that the Releasees have fully performed all obligations and undertakings owed to the Obligors under or in any way in connection with the Note Agreement or any of the other Financing Documents or transactions thereunder or related thereto as of the date hereof.

6.	MISCELLANEOUS.

6.1. Effect of Amendments.

Except as expressly provided herein, (a) no terms or provisions of any agreement are modified or changed by this Agreement, (b) the terms of this Agreement shall not operate as a waiver by any holder of Notes of, or otherwise prejudice any of their rights, remedies or powers under, the Note Agreement or any other Financing Document, or under any applicable law and (c) the terms and provisions of the Note Agreement and the other Financing Documents shall continue in full force and effect.

6.2. Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

6.3. Section Headings, etc.

The titles of the Sections appear as a matter of convenience only, do not constitute a part hereof and shall not affect the construction hereof. The words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Agreement as a whole and not to any particular Section or other subdivision.

6.4. Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK PURSUANT TO SECTION 5.1401 OF THE GENERAL OBLIGATION LAW OF THE STATE OF NEW YORK.

6.5. Waivers and Amendments.

Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, or by any action or inaction, but only by an instrument in writing signed by each of the parties signatory hereto.

6.6. Costs and Expenses.

Whether or not the Amendments become effective, the Company confirms its obligations under Section 16 of the Note Agreement and agrees that, on the execution date hereof (or if an invoice is delivered subsequent to such date or if the Amendments do not become effective, promptly, and in any event within 10 days of receiving any statement or invoice therefor), the Company will pay all reasonable out-of-pocket fees, costs and expenses reasonably incurred by the Noteholders relating to this Agreement, including, but not limited to, the statement for reasonable fees and disbursements of Bingham McCutchen LLP, special counsel to the Noteholders, presented to the Company on or before the execution date hereof. The Company will also promptly pay (in any event within 10 days), upon receipt of any statement thereof, each additional statement for reasonable fees and disbursements of special counsel to the Noteholders rendered after the execution date hereof in connection with this Agreement.

6.7. Execution in Counterpart.

This Agreement may be executed in any number of counterparts (including those transmitted by electronic transmission (including, without limitation, facsimile and e-mail)), all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart hereof.

6.8. Entire Agreement.

This Agreement constitutes the final written expression of all of the terms hereof and is a complete and exclusive statement of those terms.

6.9. Ratification; Financing Document.

Each Obligor hereby confirms, ratifies and agrees that the Financing Documents (as amended hereby) executed by it continue to be valid and enforceable against it in accordance with their respective terms as of the date hereof, and that this Agreement is and shall constitute a “Financing Document” under and as defined in the Note Agreement.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by a duly authorized officer or agent thereof, as the case may be, as of the date first above written.

GETTY REALTY CORP.

By:	/s/ David B. Driscoll
Name:	David B. Driscoll
Title:	President and Chief Executive Officer

GETTY PROPERTIES CORP.
GETTY TM CORP.
AOC TRANSPORT, INC.
GETTYMART INC.
LEEMILT’S PETROLEUM, INC.
SLATTERY GROUP INC.
GETTY HI INDEMNITY, INC.
GETTY LEASING, INC.
GTY NY LEASING, INC.
GTY MA/NH LEASING, INC.
GTY MD LEASING, INC.

By:	/s/ David B. Driscoll
Name:	David B. Driscoll
Title:	President and Chief Executive Officer

POWER TEST REALTY COMPANY
LIMITED PARTNERSHIP
By:	Getty Properties Corp., its General Partner

	By:	/s/ David B. Driscoll
	Name:	David B. Driscoll
	Title:	President and Chief Executive Officer

This Agreement is hereby accepted and agreed to as of the date hereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Engin W. Okaya
Name:	Engin W. Okaya
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Engin W. Okaya
	Name:	Engin W. Okaya
	Title:	Vice President